Exhibit 10.1

AGREEMENT

This Agreement, dated as of January 30, 2015 (this “Agreement”), is by and among TeleCommunication Systems, Inc., a Maryland corporation (the “Company”), Steven R. Becker, an individual resident of Texas (“Becker”), Matthew A. Drapkin, an individual resident of New York (“Drapkin”), BC Advisors, LLC, a Texas limited liability company (“BCA”), Becker Drapkin Management, L.P., a Texas limited partnership (“BD Management”), Becker Drapkin Partners (QP), L.P., a Texas limited partnership (“Becker Drapkin QP”), and Becker Drapkin Partners, L.P., a Texas limited partnership (“Becker Drapkin, L.P.,” and, collectively, with Becker, Drapkin, BCA, BD Management and Becker Drapkin QP, the “Shareholder Group”).

WHEREAS, the Company and the Shareholder Group have agreed to each take and refrain from taking certain actions on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Advance Notice Deadline” means, with respect to any Annual Meeting, the last date upon which a notice to the Secretary of the Company of nominations of persons for election to the Board at such Annual Meeting would be considered “timely” under the Company’s Articles of Amendment and Restatement, as amended or supplemented from time to time (the “Articles”) and the Company’s Second Amended and Restated By-Laws, as amended or supplemented from time to time (the “By-Laws”).

(b) The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include persons who become Affiliates or Associates of any person subsequent to the date of this Agreement, provided that neither “Affiliate” nor “Associate” shall include (i) any person that is a publicly held concern and is otherwise an Affiliate or Associate solely by reason of the fact that a principal of any member of the Shareholder Group serves as a member of the board of directors or similar governing body of such concern, provided that the Shareholder Group does not control such concern, (ii) such principal in its capacity as a member of the board of directors or other similar governing body of such concern or (iii) any entity which is an Associate solely by reason of clause (1) of the definition of Associate in Rule 12b-2 and is not an Affiliate.

(c) “Annual Meeting” means any annual meeting of stockholders of the Company, including any postponement or adjournment thereof.

(d) “Appointment Date” means the date when all of the actions set forth in Sections 4(a) and 4(b) have been taken and are effective.

(e) The terms “beneficial owner” and “beneficial ownership” have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

(f) “Board” means the Board of Directors of the Company.

(g) “Common Stock” means the Class A common stock of the Company, par value $0.01 per share.

(h) “Compensation Committee” means the Compensation Committee of the Board.

(i) “Nominating & Governance Committee” means the Nominating & Governance Committee of the Board.

(j) “Nominating Letter” means that certain letter dated January 29, 2015 sent by Becker Drapkin QP to the Secretary of the Company providing notice of its intent to nominate persons for election as directors at the Annual Meeting to be held in 2015 (the “2015 Annual Meeting”).

(k) The terms “person” or “persons” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature, including any governmental authority.

(l) “Shareholder Group Breach” means a breach by any member of the Shareholder Group in any material respect of any of their representations, warranties, commitments or obligations set forth in Sections 3, 7, 8, and 13 hereof, which has not been cured within five (5) business days, with respect to breaches of Sections 7 and 8 hereof, or thirty (30) days, with respect to breaches of other sections, following written notice of such breach so long as such breach is curable.

(m) “Standstill Period” means the period from the date hereof until the earlier of:

(i) such date, if any, as the Company has breached in any material respect any of its representations, warranties, commitments or obligations set forth in Section 2, 4, 5, 6, 10, 11, 12, 14, 15 or 16 of this Agreement and such breach has not been cured within thirty (30) days following written notice of such breach, so long as such breach is curable (with the understanding that a breach of Section 4(a), 4(d), 4(f) or 15 hereof is not curable); and

(ii) December 31, 2016.

2. Representations and Warranties of the Company. The Company represents and warrants as follows as of the date hereof:

(a) The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c) The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree, in each case that is applicable to the Company, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of (A) any organizational document of the Company or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which the Company is a party or by which it is bound and which is material to the Company’s business or operations.

3. Representations and Warranties of the Shareholder Group. Each member of the Shareholder Group severally, and not jointly, represents and warrants with respect to himself or itself as follows as of the date hereof:

(a) Such member has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. Such member, if an entity, has the corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed, and delivered by such member, constitutes a valid and binding obligation and agreement of such member and is enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c) The execution, delivery and performance of this Agreement by such member does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such member, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, (A) any organizational document, if an entity, or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which such member is a party or by which such member is bound and which is material to the Shareholder Group’s business or operations.

(d) As of January 30, 2015, such member is the beneficial owner of at least the number of shares of Common Stock as set forth on the applicable cover page (including any cross-referenced information) relating to such member in the report of beneficial ownership of Common Stock on Schedule 13D filed by members of the Shareholder Group with the SEC on November 24, 2014 (the “Schedule 13D”). As of the date hereof, the members of the Shareholder Group and their Affiliates and Associates beneficially own in the aggregate 3,690,345 shares of Common Stock. Except for those Affiliates and Associates of such member with respect to whom a cover page is included in the Schedule 13D, no other Affiliate or Associate of such member beneficially owns any shares of Common Stock.

4. Directors; Related Matters.

(a) Provided that a Shareholder Group Breach has not occurred and is not then continuing, as soon as reasonably practicable, but in any event, no later than the date which is thirty (30) days after the date hereof, the Board shall, in accordance with the Articles and By-Laws, adopt a resolution, effective as of the Appointment Date, to:

(i) increase the size of the Board to nine (9) directors;

(ii) appoint two (2) of the individuals, selected by the Board, from the individuals named in the Nominating Letter (the two chosen for appointment, the “Nominees”) to the Board, one as a “Class I” director and the other as a “Class III” director;

(iii) resolve that the Nominating & Governance Committee shall have four (4) members and shall include at least one (1) Nominee as a member thereof (with such Nominee being designated by the Shareholder Group and meeting all applicable committee charter, legal and listing requirements for service on such committee); and

(iv) resolve that the Compensation Committee shall have four (4) members and shall include at least one (1) Nominee as a member thereof (with such Nominee being designated by the Shareholder Group and meeting all applicable committee charter, legal and listing requirements for service on such committee).

(b) On or prior to the Appointment Date, either Richard Young or Thomas Brandt shall have tendered his resignation from the Board.

(c) Provided that a Shareholder Group Breach has not occurred and is not then continuing and the Nominees consent to serve:

(i) the Board and the Nominating & Governance Committee shall nominate, at the 2015 Annual Meeting, the Nominees for election to the Board, one as a “Class I” director and the other as a “Class III” director; and

(ii) the Company shall recommend that the Company’s stockholders vote, and shall solicit proxies, in favor of the election of the Nominees at the 2015 Annual Meeting and otherwise support the Nominees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(d) Provided that a Shareholder Group Breach has not occurred and is not then continuing, in the event that the Nominees are not elected to the Board at the 2015 Annual Meeting, for any reason, then the Board shall, in accordance with the Articles and By-Laws, adopt a resolution, effective as of immediately after the 2015 Annual Meeting, to (i) appoint the Nominees to the Board, one as a “Class I” director and the other as a “Class III” director and (ii) if necessary, increase the size of the Board to accommodate such appointments.

(e) Provided that a Shareholder Group Breach has not occurred and is not then continuing and the Nominee consents to serve:

(i) the Board and the Nominating & Governance Committee shall nominate, at the Annual Meeting to be held in 2016 (the “2016 Annual Meeting”), the Nominee who is a “Class III” director for election to the Board as a “Class III” director; and

(ii) the Company shall recommend that the Company’s stockholders vote, and shall solicit proxies, in favor of the election of the Nominee who is a “Class III” director at the 2016 Annual Meeting and otherwise support such Nominee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(f) Provided a Shareholder Group Breach has not occurred and is not then continuing, the Company agrees, with respect to the Annual Meeting to be held in 2017 (the “2017 Annual Meeting”) to notify the Shareholder Group, no later than ninety (90) days prior to the Advance Notice Deadline of the 2017 Annual Meeting, in writing, whether the Nominating & Governance Committee has resolved to nominate the Nominee, whose term expires at the 2017 Annual Meeting, for election at the 2017 Annual Meeting, and if the Nominating & Governance Committee has resolved to not so nominate such Nominee, then the Company shall take all appropriate action to (i) provide the Shareholder Group with at least a ninety (90) day period from such notification to comply with the advance notice provisions for nominations of directors at the 2017 Annual Meeting contained in the Articles and By-Laws and (ii) cause the 2017 Annual Meeting not to be held prior to 120 days following such notification.

(g) Provided that a Shareholder Group Breach has not occurred and is not then continuing, the Company agrees that, until the conclusion of the Standstill Period, (i) the Company will not change the class year of either of the Nominees as a director unless (A) the Shareholder Group has consented to such change or (B) such change would extend the Nominee’s term as a director, (ii) the Company will not increase the size of the Board except as necessary to comply with the terms of this Agreement, unless the Shareholder Group has consented to such increase, and (iii) the Company will not remove either of the Nominees from either the Nominating & Governance Committee or the Compensation Committee, as applicable, without the prior consent of the Shareholder Group, so long as the respective Nominee continues to serve on the Board and meets all the applicable committee charter, legal and listing requirements for service on such committee.

5. Nominating Letter. The Company hereby acknowledges receipt of the Nominating Letter and confirms that the Nominating Letter and receipt thereof is in compliance with all requirements set forth in the By-Laws, including without limitation any information or disclosure requirements and requirements that the Nominating Letter be received prior to the Advance Notice Deadline for the 2015 Annual Meeting; provided, that the Company is not confirming any statement in the Nominating Letter which claims that Becker Drapkin QP has a right to (i) substitute director nominees or nominate additional nominees or (ii) modify the Nominating Letter. Conditioned and effective upon all requirements of Section 4(a) and 4(b) having been met in accordance with the terms thereof, Becker Drapkin QP hereby withdraws its Nominating Letter.

6. Replacement Directors. So long as a Shareholder Group Breach has not occurred and is not then continuing if, at any time prior to the conclusion of the Standstill Period, either of the Nominees is unable or unwilling to serve or continue to serve as a director of the Company, the Shareholder Group and the Board (excluding the departing Nominee) shall select and the Board shall appoint a mutually agreeable replacement for the departing Nominee within ninety (90) days of the departing Nominee validly tendering his resignation from the Board (in which case all references in this Agreement to such “Nominee” with respect to such Nominee’s rights and obligations as a director, and the Shareholder Group’s rights with respect thereto, shall refer to such replacement, as applicable), unless such right is waived by the Shareholder Group.

7. Voting. At all shareholder meetings where the matters described in this Section 7 will be voted on during the Standstill Period, each member of the Shareholder Group shall cause all shares of Common Stock owned of record or beneficially owned by it or its respective Affiliates or Associates to be present for quorum purposes and to be voted in favor of all directors nominated by the Board for election to the Board as a director (provided, that such nominees were not nominated in contravention of this Agreement).

8. Standstill. Each member of the Shareholder Group agrees that, during the Standstill Period, he or it will not, and he or it will cause each of such person’s respective Affiliates, Associates and agents and any other persons acting on his or its behalf not to, directly or indirectly:

(a) acquire, offer to acquire or agree to acquire, alone or in concert with any other person, individual or entity, by purchase, tender offer, exchange offer, agreement or business combination or any other manner, beneficial ownership in excess of 12% of the outstanding shares of Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act);

(b) submit any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board or oppose the directors nominated by the Board (provided, that such nominees were not nominated in contravention of this Agreement);

(c) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with other members of the Shareholder Group or one or more of their respective Affiliates (provided that any such Affiliate signs a joinder to this Agreement) or to the extent such a group may be deemed to result with the Company or the Shareholder Group or any of their respective Affiliates as a result of this Agreement;

(d) solicit proxies or written consents of stockholders or otherwise conduct any nonbinding referendum with respect to the Common Stock, or make, or in any way encourage, influence or participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or engage in discussions with, advise, encourage or influence any person with respect to voting or tendering, any shares of Common Stock with respect to any matter, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the rules promulgated by the SEC thereunder), other than a “solicitation” in support of all of the nominees of the Board at any stockholder meeting;

(e) call or seek to call or to request the calling of a special meeting of the stockholders of the Company or seek to make or make a shareholder proposal at any meeting of the stockholders of the Company or make a request for a list of the Company’s stockholders (or otherwise induce, encourage or assist any other person to initiate or pursue such a proposal or request) or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;

(f) publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 7 hereof or this Section 8, or otherwise seek (in any manner that would require public disclosure by any of the members of the Shareholder Group or their respective Affiliates or Associates) to obtain any waiver, consent under, or amendment of any provision of this Agreement;

(g) disparage the Company or any member of the Board or management of the Company, provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation or are subject to contractual provisions providing for confidential disclosure;

(h) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Company’s securities;

(i) enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(j) take or cause or induce or assist others to take any action inconsistent with any of the foregoing.

9. Company Policies. By the Appointment Date, the Nominees will have reviewed the Company’s policies concerning confidentiality, disclosure, insider trading, window periods and material non-public information, as applicable, (collectively, the “Company Policies”), and the Nominees agree to abide by the provisions of the Company Policies, including any confidentiality policies of the Company, as they may be amended from time to time, during their service as directors of the Company and for such period of time thereafter as may be set forth in the Company Policies; provided, that, other than amendments required by applicable law, regulation or stock exchange requirement, the Company shall not amend the Company Policies in such a manner to have a material adverse effect on the Nominees as compared to the other Board members.

10. Compensation. The Nominees shall be compensated for their service as directors and shall be reimbursed for their expenses on the same basis as all other non-employee directors of the Company and shall be eligible to be granted equity-based compensation on the same basis as all other non-employee directors of the Company.

11. Indemnification and Insurance. The Nominees shall be entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

12. Non-Disparagement. Provided that a Shareholder Group Breach has not occurred and is not then continuing, the Company agrees, during the Standstill Period, that it shall not publicly disparage any member of the Shareholder Group, any member of the management of the Shareholder Group or the Nominees, and that it shall cause the Board to act the same, provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation or are subject to contractual provisions providing for confidential disclosure.

13. Schedule 13D. The Shareholder Group shall promptly file an amendment to the Schedule 13D reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. The Shareholder Group shall provide the Company with a reasonable opportunity to review and comment on such amendment in advance of filing, and shall accept any such reasonable and timely comments of the Company.

14. Form 8-K. The Company shall provide to the Shareholder Group a reasonable opportunity to review and comment on any Form 8-K with respect to the execution and delivery of this Agreement by the parties hereto in advance of its filing, and shall consider in good faith the reasonable and timely comments of the Shareholder Group.  No member of the Shareholder Group shall make (and they will cause their Affiliates and Associates not to make) any public statements with respect to the matters covered by this Agreement (including in any filing with the SEC, any other regulatory or governmental agency, or any stock exchange, or in any materials that would reasonably be expected to be filed with the SEC, including pursuant to Exchange Act Rules 14a-6 or 14a-12) that are inconsistent with, or otherwise contrary to, this Agreement or the statements in any above described Form 8-K filing.

15. Waiver. The Board has adopted the resolutions set forth in Exhibit A, and such resolutions are currently in effect. As a matter of contract, such resolutions are irrevocable and non-modifiable.

16. Expenses. Within two (2) business days of the date hereof, the Company shall reimburse the Shareholder Group for the reasonable and documented out-of-pocket expenses (up to a maximum of $75,000) actually incurred by the Shareholder Group in connection with the negotiation, execution and enforcement of this Agreement. Except as provided in the preceding sentence, all costs and expenses incurred in connection with this Agreement and all matters related hereto shall be paid by the party incurring such cost or expense.

17. Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court located in the State of Maryland, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

18. Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in the state or federal courts of the State of Maryland (and the parties agree on behalf of themselves and their respective Affiliates not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 22 hereof will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, agrees and consents to the personal jurisdiction of the state and federal courts located in the State of Maryland, and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts located in the State of Maryland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

19. Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Maryland applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state. Each party hereto agrees to irrevocably waive any right to trial by jury.

20. Counterparts; Facsimile or Electronic Signatures; Miscellaneous.. This Agreement may be executed in two or more counterparts that together shall constitute a single agreement. Facsimile or electronic (e.g., PDF) signatures shall be as effective as original signatures. The headings used herein are for convenience only and the parties agree that such headings are not to be construed to be part of this Agreement or to be used in determining the meaning or interpretation of this Agreement. Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter or feminine gender and vice versa.

21. Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to, and supersedes all prior agreements relating to, its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. Notwithstanding the foregoing, Section 15 hereof may not be amended, modified or waived. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives and assigns. No party hereto may assign or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Any purported transfer without such consent shall be void.

22. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served (a) if given by facsimile, when such facsimile is transmitted to the facsimile number set forth below, or to such other facsimile number as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 22, and the appropriate confirmation is received, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 22, or at such other address as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 22:

if to the Company:

TeleCommunication Systems, Inc.
275 West Street
Annapolis, MD 21401
Facsimile: (410) 280-1048
Attention: Bruce White, Sr. Vice President, General Counsel & Secretary

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
The Marbury Building
6225 Smith Avenue
Baltimore, MD 21209-3600
Facsimile: (410) 580-3120
Attention: Wm. David Chalk, Esq.

if to the Shareholder Group or any member thereof:

Becker Drapkin Management, L.P.
500 Crescent Court
Suite 230
Dallas, Texas 75201
Facsimile: (214) 756-6019
Attention: Steven R. Becker

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Facsimile: (212) 716-0830
Attention: Richard J. Birns, Esq.

23. No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, and their respective Affiliates to the extent provided herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

24. Unenforceability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

25. Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

TELECOMMUNICATION SYSTEMS, INC.

By: /s/ Bruce A. White
Name: Bruce A. White
Title: Senior Vice President & Secretary

/s/ Steven R. Becker
Steven R. Becker

/s/ Matthew A. Drapkin
Matthew A. Drapkin

BC ADVISORS, LLC

By: /s/ Steven Becker
Name: Steven Becker
Title: Managing Partner

BECKER DRAPKIN MANAGEMENT, L.P.

By: BC Advisors, LLC, its general partner

/s/ Steven Becker
Name: Steven Becker
Title: Managing Partner

BECKER DRAPKIN PARTNERS (QP), L.P.

By: Becker Drapkin Management, L.P., its general partner
By: BC Advisors, LLC, its general partner

/s/ Steven Becker
Name: Steven Becker
Title: Managing Partner

BECKER DRAPKIN PARTNERS, L.P.

By: Becker Drapkin Management, L.P., its general partner
By: BC Advisors, LLC, its general partner

/s/ Steven Becker
Name: Steven Becker
Title: Managing Partner

EXHIBIT A

RESOLUTIONS

WHEREAS, on January 30, 2015, the Company entered into an Agreement (the “Agreement”) with Steven R. Becker, Matthew A. Drapkin, BC Advisors, LLC, Becker Drapkin Management, L.P., Becker Drapkin Partners (QP), L.P. and Becker Drapkin Partners, L.P. (collectively, the “Shareholder Group”);

WHEREAS, in connection with the Agreement, the Board agreed to take certain actions with respect to the Shareholder Group (as that term is defined in the Agreement) and certain other persons as are necessary such that (i) the Shareholder Group and such certain other persons shall be excluded from the definition of “interested stockholder” under the Maryland Business Combination Act (the “MBCA”; Sections 3-601 through 3-605 of the Maryland General Corporation Law, as amended from time to time (“MGCL”)), hereinafter referred to as the “MBCA”), pursuant to Section 3-601(j)(3) and 3-601(j)(4) of the MBCA, subject to certain conditions and under certain circumstances as described in the following resolutions; and (ii) the Shareholder Group and such certain other persons are exempted from the provisions of Title 3, Subtitle 7 of the MGCL under certain conditions and under certain circumstances discussed in the following resolutions;

WHEREAS, for purposes of these resolutions: (i) “Becker Drapkin” means, individually and collectively, the Shareholder Group and any other investment funds, accounts and other investment vehicles managed or advised by Becker Drapkin Management, L.P. or any affiliate of Becker Drapkin Management, L.P., whether currently existing or formed after the date hereof; (ii) except as expressly provided herein, any word or term used in these WHEREAS provisions or in the resolutions below which is defined in Section 3-601 of the MGCL has the meaning ascribed to such word or term in Section 3-601 of the MGCL (and regardless of whether the word or term is capitalized herein or in Section 3-601 of the MGCL); (iii) the word “person” has the meaning ascribed to such word in the Agreement; and (iv) the term “beneficially own” or “beneficially owns” or “beneficially owned” shall have the same meanings as set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act);

NOW, THEREFORE, BE IT RESOLVED, that for purposes of Section 3-601(j)(3) and 3-601(j)(4) of the MGCL, as long as Becker Drapkin does not beneficially own more than twelve percent (12%) of the issued and outstanding shares of Common Stock (as such term is defined in the Agreement) (based on the latest annual or quarterly report of the Company filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended) (such percentage, the “Ownership Threshold”) (and would not beneficially own more than the Ownership Threshold of the issued and outstanding shares of Common Stock following any transaction referenced in the remainder of this sentence), each transaction entered into by the Company or by Becker Drapkin after the date of these resolutions which would otherwise result in Becker Drapkin or any affiliate or associate of Becker Drapkin becoming an interested stockholder is hereby authorized and approved such that Becker Drapkin or any affiliate or associate of Becker Drapkin will not become an interested stockholder as a result of any such transaction, provided that:

(i) the Board of Directors of the Company approves, including approval by a majority of the directors who are not Nominees (as such term is defined in the Agreement), any business combination with Becker Drapkin; and

(ii) if shareholder approval of any business combination with Becker Drapkin is required, any such business combination is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the voting power of the outstanding voting stock which is not beneficially owned by Becker Drapkin;

provided, further, however, that the foregoing shall not apply in the event that Becker Drapkin forms a “group” (as that term is defined in Rule 13d-5(b)(1) of the Exchange Act) with any other person (other than a person included in the definition of “Becker Drapkin”) with respect to any securities of the Company; and

FURTHER RESOLVED, that Section 6.07 of the Bylaws of the Company is hereby amended to add the following as a new paragraph at the end of said Section:

So long as Steven R. Becker, Matthew A. Drapkin, BC Advisors, LLC, Becker Drapkin Management, L.P., Becker Drapkin Partners (QP), L.P., Becker Drapkin Partners, L.P. any other investment funds, accounts and other investment vehicles managed or advised by Becker Drapkin Management, L.P. or any affiliate of Becker Drapkin Management, L.P. whether currently existing or formed after the date hereof (collectively, “Becker Drapkin”) does not beneficially own more than twelve percent (12%) of the issued and outstanding shares of Class A Common Stock (the “Common Stock”) of the Corporation (based on the latest annual or quarterly report of the Corporation filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended), the provisions of Sections 3-701 to 3-709 of the MGCL shall not apply to any shares of Common Stock hereafter acquired by Becker Drapkin or any “associate” (as such term is defined in Section 3-701 of the MGCL) of Becker Drapkin, and such shares of Common Stock are exempted from such Sections of the MGCL to the fullest extent permitted by Maryland law. Notwithstanding anything to the contrary contained herein, this paragraph may not be amended without Becker Drapkin’s prior written consent.

FURTHER RESOLVED, that the foregoing resolutions, the next resolution and this resolution are irrevocable and non-modifiable.

FURTHER RESOLVED, that this resolution and the foregoing resolutions may be relied upon by Becker Drapkin.